Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of WisdomTree Continuous Commodity Index Fund (f/k/a GreenHaven Continuous Commodity Index Fund) and WisdomTree Continuous Commodity Index Master Fund (f/k/a GreenHaven Continuous Commodity Index Master Fund) (collectively, the “Funds”) on Form 10-K for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of the Funds on Forms S-3 (File No. 333-170917 and File No. 333-170917-01, effective January 14, 2011, File No. 333-188743 and File No. 333-188743-01, effective September 19, 2013).

/s/ GRANT THORNTON LLP

Atlanta, Georgia
March 15, 2016